CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
QNERGY, INC.

Qnergy, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

FIRST: That the board of directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Certificate of Incorporation of the Corporation. The resolutions setting forth the proposed amendment are as follows:

> RESOLVED, that Article Fourth, Subsection 3.2 of Section B of the Corporation's Certificate of Incorporation be amended by (i) deleting the first two sentences thereof, and (ii) adding the following new text at the beginning of the Subsection:
>
> "Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the "Series A Directors"), the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the "Common Directors") and one (1) director shall be elected by the stockholders holding the majority of the then-current voting rights in the Corporation (the "Unaffiliated Director")."
>
> RESOLVED, that Article Fourth, Subsection 3.3.2 of Section B, of the Corporation's Certificate of Incorporation be amended by restating the first paragraph thereof to read in its entirety as follows:
>
> "For as long as the Series B Preferred Stock held by OGCI Climate Investments Holdings LLP ("CI") constitutes at least 3.5% of the outstanding shares of capital stock of the Corporation (on as converted basis), the consent of the holders of a majority of the Series B Preferred Stock and Series B-1 Preferred Stock (voting together as one class) shall be required for any of the following matters:"
>
> RESOLVED FURTHER, that the foregoing resolutions be submitted to the stockholders of the Corporation for approval in accordance with 8 Del. C. § 242.

SECOND: That the stockholders of the Corporation approved the aforesaid amendment by written consent in accordance with the provisions of § 228 of the DGCL.

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of § 242 of the DGCL.

IN WITNESS WHEREOF, Qnergy, Inc. has caused this certificate to be signed by its President, this 12 day of August, 2021.

Name: **Nachman Pundak**
Title: President